EXHIBIT 99


ISSUES AND UNCERTAINTIES
________________________


The Company's Quarterly report on Form 10-Q filed herewith includes, and other documents, information or statements released or made from time to time by the Company may include, forward-looking statements. These statements involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Prospective information is based on management's then current expectations or forecasts. Such information is subject to the risk that such expectations or forecasts, or the assumptions underlying such expectations or forecasts, become inaccurate. The following discussion identifies certain important issues and uncertainties that are among the factors that could affect the Company's actual results and could cause such results to differ materially from those contained in forward looking statements made by or on behalf of the Company.

Competition and Consumer Preferences
____________________________________

The footwear and apparel industry is intensely competitive and subject to rapid changes in consumer preferences, as well as technological innovations. A major technological breakthrough or marketing or promotional success by one of the Company's competitors could adversely affect the Company's competitive position. A shift in consumer preferences could also negatively impact the Company's sales and financial results.

Currently, the industry is experiencing some shift in consumer preference away from athletic footwear to "brown shoe" or "casual" product offerings. This change in preference has adversely affected the Company's business, as well as that of some of its competitors. The Company is taking steps to respond to this shift by focusing on its products and technologies and pursuing growth opportunities with its Rockport, Ralph Lauren Footwear and Greg Norman brands. There is, however, substantial uncertainty as to whether the Company's actions will be effective and how significant the adverse impact of the shift in consumer preference will be on the Company's business. The outcome will be dependent on a number of factors, including the extent of the change in consumer preference, consumer and retailer acceptance of the Company's products, technologies and marketing, and the ability of the Company to effectively respond to the shift in the marketplace, as well as the other factors described in this Section.

In addition, in countries where the athletic footwear market is mature (including the U.S.), sales growth may be dependent in part on the Company increasing its market share at the expense of its competitors, which may be difficult to accomplish. The Company also faces strong competition with respect to its other product lines, such as the ROCKPORT product line and the GREG NORMAN collection.

Competition in the markets for the Company's products occurs in a variety of ways, including price, quality, product design, brand image, marketing and promotion and ability to meet delivery commitments to retailers. The intensity of the competition faced by the various operating units of the Company and the rapid changes in the consumer preference and technology that can occur in the footwear and apparel markets constitute significant risk factors in the Company's operations.

Inventory Risk
______________

The footwear industry has relatively long lead times for design and production of product and thus, the Company must commit to production tooling and in some cases to production in advance of orders. If the Company fails to accurately forecast consumer demand or if there are changes in consumer preference or market demand after the Company has made such production commitments, the Company may encounter difficulty in filling customer orders or in liquidating excess inventory, or may find that retailers are canceling orders or returning product, all of which may have an adverse effect on the Company's sales, its margins and brand image. In addition, the Company may be required to pay for certain tooling if it does not satisfy minimum production quantities.

Sales Forecasts
_______________

The Company's investment in advertising and marketing is based on sales forecasts and is necessarily made in advance of actual sales. The markets in which the Company does business are highly competitive, and the Company's business is affected by a variety of factors, including brand awareness, changing consumer preferences, fashion trends, retail market conditions, currency changes and economic and other factors. There can be no assurance that sales forecasts will be achieved, and to the extent sales forecasts are not achieved, these investments will represent a higher percentage of revenues, and the Company will experience higher inventory levels and associated carrying costs, all of which would adversely impact the Company's financial condition and results. See also discussion below under "Advertising and Marketing Investment."

Pricing and Margins
___________________

The prices that the Company is able to charge for its products are dependent on the type of product offered and the consumer and retailer response to such product, as well as the prices charged by the Company's competitors. If, for example, the Company's products provide enhanced performance capabilities, the Company should be able to achieve relatively higher prices for such products. The gross margins which the Company earns are dependent on the prices which the Company can charge for these goods and the costs incurred in acquiring the products for sale. To the extent that the Company has higher costs, such as the higher startup costs associated with technological products, its margins will be lower unless it can increase its prices. The Company has recently experienced declining margins partially as a result of the higher cost associated with its new technology products and its inability to increase its sale prices sufficiently to cover such costs. In order for the Company to increase its margins, it will need to either reduce its costs, for example, by achieving production efficiencies or economies of scale, or increase its selling price. There can be no assurance that either of such results can be achieved. In addition, because of the shift in the marketplace and the resulting over-inventoried promotional retail environment, the Company's full-margin at once business has decreased and the Company has encountered increased returns and cancellations from retailers, resulting in declining margins. The ability of the Company to increase its full margin business is dependent on a number of factors including the success of the Company's products and marketing, the retail environment and general industry conditions.

Advertising and Marketing Investment
____________________________________

Because consumer demand for athletic footwear and apparel is heavily influenced by brand image, the Company's business requires substantial investments in marketing and advertising, including television and other advertising, athlete endorsements and athletic sponsorships, as well as investments in retail presence. In the event that such investments do not achieve the desired effect in terms of increased retailer acceptance and/or consumer purchase of the Company's products, there could be an adverse impact on the Company's financial results. Recently, there has been some shift in the marketplace away from certain "icon" athletes and the products they endorse. As a result, the Company has re-evaluated its investment in certain sports marketing deals and is in the process of eliminating or restructuring certain of its marketing contracts that no longer reflect Reebok's brand positioning.

Retail Operations
_________________

The Company currently operates approximately 150 retail stores in the U.S. and a significant number of retail stores internationally which are operated either directly or through the Company's distributors. The Company has made a significant capital investment in opening these stores and incurs significant expenditures in operating these stores. To the extent the Company continues to expand its retail organization, the Company's performance could be adversely affected by lower than anticipated sales at its retail stores. The performance of the Company's retail organization is also subject to general retail market conditions.

Timeliness of Product
_____________________

Timely product deliveries are essential in the footwear and apparel business since the Company's orders are cancelable by customers if agreed delivery windows are not met. If as a result of design, production or distribution problems, the Company is late in delivering product, it could have an adverse impact on its sales and/or profitability.

International Sales and Production
__________________________________

A substantial portion of the Company's products are manufactured abroad and approximately 40% of the Company's sales are made outside the U.S. The Company's footwear and apparel production and sales operations are thus subject to the usual risks of doing business abroad, such as currency fluctuations, longer payment terms, potentially adverse tax consequences, repatriation of earnings, import duties, tariffs, quotas and other threats to free trade, labor unrest, political instability and other problems linked to local production conditions and the difficulty of managing multinational operations. If such factors limited or prevented the Company from selling products in any significant international market or prevented the Company from acquiring products from its suppliers in China, Indonesia, Thailand or the Philippines, or significantly increased the cost to the Company of such products, the Company's operations could be seriously disrupted until alternative suppliers were found or alternative markets were developed, with a significant negative impact. See also discussion below under "Economic Factors".

Sources of Supply
_________________

The Company depends upon independent manufacturers to manufacture high-quality product in a timely and cost-efficient manner and relies upon the availability of sufficient production capacity at its existing manufacturers or the ability to utilize alternative sources of supply. A failure by one or more of the Company's significant manufacturers to meet established criteria for pricing, product quality or timeliness could negatively impact the Company's sales and profitability. In addition, if the Company were to experience significant shortages in raw materials or components used in its products, it could have a negative effect on the Company's business, including increased costs or difficulty in delivering product. Some of the components used in the Company's technologies are obtained from only one or two sources and thus a loss of supply could disrupt production. See also discussion below under "Economic Factors".

Risk Associated with Indebtedness
_________________________________

In connection with the Company's Dutch Auction share repurchase, the Company incurred $640 million in additional debt to finance the repurchase of shares (as of June 30, 1998, the outstanding balance of such debt was approximately $472 million) and has a $400 million revolving credit line (as of June 30, 1998, there were no borrowings outstanding under the revolving credit line). As a result of this indebtedness, the Company currently faces significantly increased interest expense and debt amortization, as compared to the past. The credit arrangement contains certain covenants (including restrictions on liens and the requirements to maintain a minimum interest coverage ratio and a minimum debt to cash flow ratio) which are intended to limit the Company's future actions and which may also limit the Company's financial, operating and strategic flexibility. In addition, the Company's failure to make timely payments of interest and principal on its debt, or to comply with the material covenants applicable thereto, could result in significant negative consequences.

The Company believes that its cash, short-term investments and access to new credit facilities, together with its anticipated cash flow from operations, are adequate for the Company's current and planned needs in 1998. However, the Company's actual experience may differ from the expectations set forth in the preceding sentence. Factors that might lead to a difference include, but are not limited to, the matters discussed herein, as well as future events that might have the effect of reducing the Company's available cash balances (such as unexpected operating losses or increased capital or other expenditures, as well as increases in the Company's inventory or accounts receivable) or future events that might reduce or eliminate the availability of external financial resources.

In June 1998, two credit rating agencies, Standard & Poor's Rating Group and Moody's Investors Service, Inc., put the Company on "credit watch" with negative implications, which indicates that these agencies are reviewing the Company's financial condition to determine whether its current credit ratings are still appropriate or whether the ratings should be lowered. No determination has yet been made by either credit agency. If the Company's credit ratings were lowered, it may be more difficult for the Company to borrow and the costs of borrowing would increase, including the costs the Company incurs under some of its existing credit arrangements.

Risk of Currency Fluctuations
_____________________________

The Company conducts operations in various international countries and a significant portion of its sales are transacted in local currencies. As a result, the Company's revenues are subject to foreign exchange rate fluctuations. The Company enters into forward currency exchange contracts and options to hedge its exposure for merchandise purchased in U.S. dollars that will be sold to customers in other currencies. The Company also uses foreign currency exchange contracts and options to hedge significant inter-company assets and liabilities denominated in other currencies. However, no assurance can be given that fluctuation in foreign currency exchange rates will not have an adverse impact on the Company's revenues, net profits or financial condition. In 1997 and in the first half of 1998, the Company's international sales, gross margins and profits were negatively impacted by changes in foreign currency exchange rates.

Customers
_________

Although the Company has no single customer that represents 10% or more of its sales, the Company has certain significant customers, the loss of which could have an adverse effect on its business. There could also be a negative effect on the Company's business if any such significant customer became insolvent or otherwise failed to pay its debts.

Intellectual Property
_____________________

The Company believes that its trademarks, technologies and designs are of great value. From time to time the Company has been, and may in the future be, the subject of litigation challenging its ownership of certain intellectual property. Loss of the REEBOK, ROCKPORT or GREG NORMAN trademark rights could have a serious impact on the Company's business. Because of the importance of such intellectual property rights, the Company's business is subject to the risk of counterfeiting, parallel trade or intellectual property infringement. The Company is, however, vigilant in protecting its intellectual property rights.

Litigation
__________

The Company is subject to the normal risks of litigation with respect to its business operations.

Economic Factors
________________

The Company's business is subject to economic conditions in the Company's major markets, including, without limitation, recession, inflation, general weakness in retail markets and changes in consumer purchasing power and preferences. Adverse changes in such economic factors could have a negative effect on the Company's business. For example, the recent slowdown in the growth of the athletic footwear and branded apparel markets has had negative effects on the Company's business. In addition, as a result of current market conditions, a number of the Company's competitors have excess inventory which they are attempting to sell off. This over-inventoried, promotional environment has made it more difficult for the Company to sell its products and has negatively impacted the Company's gross margins.

The current financial crisis in the Far East has also had a negative impact on the Company's business. The economic problems in Asia have had an adverse effect on the Company's sales to that region. In addition, most of the Company's products are manufactured in the Far East by third party manufacturers. The current economic conditions have made it more difficult for such manufacturers to gain access to working capital and there is a risk that such manufacturers could encounter financial problems which could affect their ability to produce products for the Company. Similar problems have also resulted from the financial difficulties in Latin America.

Tax Rate Changes
________________

If the Company was to encounter significant tax rate changes in the major markets in which it operates, it could have an adverse effect on its business or profitability.

Global Restructuring Activities
_______________________________

The Company is currently undertaking various global restructuring activities designed to enable the Company to achieve operating efficiencies, improve logistics and reduce expenses. There can be no assurance that the Company will be able to effectively execute on its restructuring plans or that such benefits will be achieved. In addition, in the short-term the Company could experience difficulties in product delivery or other logistical operations as a result of its restructuring activities, which could have an adverse effect on the Company's business. In the short-term, the Company could also be subject to increased expenditures and charges from such restructuring activities. The Company is also in the process of eliminating or restructuring certain of its underperforming marketing contracts. There can be no assurance that the Company will be able to successfully restructure such agreements or achieve the cost savings anticipated.

Year 2000
_________

The Company has conducted a global review of its computer systems to identify the systems that could be affected by the technical problems associated with the year 2000 and has developed an implementation plan to address the "year 2000" issue. As part of its global restructuring, in 1997 the Company began its global implementation of SAP software, which will replace substantially all legacy systems. The Company presently believes that, with modifications to existing software and converting to SAP software, the year 2000 will not pose significant operational problems for the Company's computer systems. The Company expects its SAP programs to be substantially implemented by 1999 and the implementation is currently on schedule. However, if the modifications and conversions are not implemented or completed in a timely or effective manner, the year 2000 problem could have a material impact on the operations of the Company. In addition, in converting to SAP software, the Company is relying on its software partner to develop new software applications and there could be problems in successfully developing such new
applications.   Finally, the Company is dependent on its
suppliers, joint venture partners and independent distributors to implement appropriate changes to their computer systems to address the "year 2000" issue. The failure of such third parties to effectively address such issue could have an adverse effect on the Company's business.

Quarterly Reports
_________________

The financial results reflected in the Company's quarterly report on Form 10-Q are not necessarily indicative of the financial results which may be achieved in future quarters or for year-end, which results may vary.